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                                                                 Exhibit 10.a

                              EMPLOYMENT AGREEMENT

     Integrated Measurement Systems, Inc. (Company), whose address is 9525 S.W. Gemini Drive, Beaverton, Oregon 97005, and KEITH L. BARNES (Executive), enter this agreement, effective March 15, 1996.

     Executive is an experienced manager of Company's business, and Company believes Executive's continued employment by Company enhances shareholder value and will contribute to Company's future success.

     The parties agree as follows:

1.   EMPLOYMENT.

          1.0.1 LENGTH. Executive's employment with Company will continue until ended as this Agreement provides.

     1.1 FULL TIME. Executive will work full time. Executive will devote his good faith efforts in support of Company's operations and goals, during the entire term of this Agreement. While Executive's employment by Company under this Agreement continues, Executive will not engage in any other employment without Company's advanced written consent. Company consents to service on boards and commissions, both commercial and public, to the extent that service does not interfere with Executive's commitments and obligations to Company.

     1.2 EXECUTIVE'S DUTIES. Executive will serve in the Position shown on Exhibit A, and in that position will assume such duties and perform such tasks as Company from time to time requires.

2.   COMPENSATION PLAN.

     2.1 SALARY. Company will pay Executive initially at the rate per year shown as the Base Salary on Exhibit A, payable in equal increments on Company's standard payroll schedules. Executive's Base Salary will not be reduced during the first year of employment. With that limitation, Executive's compensation will otherwise be reviewed on an annual basis, as with other executives of the Company.

     2.2 BONUS. Company will pay Executive an annual bonus of up to the amount shown on Exhibit A as "Annual Bonus", which will be disbursed quarterly in accordance with the conditions established in the Company's approved annual bonus plan, as applicable to the Executive.

     2.3 STOCK. Executive has been or may in the future be granted rights to purchase stock or stock options in IMS on the exercise and vesting schedules and terms and conditions shown in the grant documents. These are referred to as "options" herein.

     2.4 OTHER COMPENSATION. Company will also provide medical insurance, life insurance, disability insurance, 401(k) plan, vacation time, sick leave, and other fringe benefits in accordance with Company's then-existing policies applicable generally to senior executives.

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     2.5  OTHER BENEFITS.  Any other benefits particularly applicable to
Executive are shown on Exhibit A.

3.   TERM AND TERMINATION.

     3.1 AT WILL, CONDITIONS. Executive is hired for employment at will, subject to the agreements described here.

     3.2 TERMINATION BY COMPANY. Company may terminate Executive's employment with or without cause. A termination is effective as of the date specified in the Notice of termination.

     3.3  CAUSE.   For the purposes of this Agreement, termination is "with
cause" if the Executive's employment is terminated because Executive is convicted of a crime involving the company's business; or has misappropriated Company monies or assets; or has committed fraud; or has been grossly negligent in or willfully fails to accomplish the performance of his duties; and if the Company has given Executive five days' Notice of the allegations with an opportunity to respond and provide evidence refuting them within that period.

     3.4 EFFECT OF VOLUNTARY RESIGNATION OR WITH CAUSE TERMINATION. If Executive resigns voluntarily, or is properly terminated for cause, pay and benefits will cease as of the effective date of the resignation or termination. Executive will also forfeit any entitlement to the rights on change in control described in Section 4. Executive will use good faith efforts to provide Company as much notice as possible of any such resignation.

     3.5  COMPENSATION ON TERMINATION WITHOUT CAUSE BY COMPANY.    If Executive
is terminated without cause, however, Company will give Executive severance benefits as follows.

          3.5.1 COMPENSATION EARNED THROUGH TERMINATION DATE. On termination by Company without cause, Company will pay Executive's Base Salary, any commissions, and any bonuses, all as earned through the termination date, and a buyout of all accumulated but unused vacation and sick leave time, to be paid within thirty days of termination.

          3.5.2 BASE PAY. On termination by Company without cause, Company will in addition pay Executive's Base Salary and benefits for the Severance Period defined in Exhibit A. Payment of the Executive's Base Salary shall be made on Company's standard payroll schedules from the date of termination, as if the Executive had not been terminated.

          3.5.3 OPTIONS. As of the date of termination, Company will accelerate the exercise schedule of those options held by Executive that would have vested during the Severance Period, or alternatively, pay Executive the in-the-money value of those options, calculated according to the fair market value of the stock those options represent as of the termination date.

     3.6 COMMITMENT CONCERNING COMPETITION. While Company continues to pay Executive's base salary during Executive's employment or after termination, unless Company


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consents in writing, Executive will not consult for, be employed by, serve on the board of, or otherwise take other than a passive investor role in, any company that is in the business of integrated circuit verification, characterization, or virtual test; nor will Executive encourage, influence, or assist any employee or former employee of the Company in securing other employment with a competitor so defined.

     3.7 OFFSET. To the extent permissible under applicable law, without prejudice to other remedies, Company may offset any amounts Executive owes Company against any amounts (net of taxes and other deductions) due employee upon termination or thereafter.

4.   CHANGE IN CONTROL AGREEMENTS.

     4.1 "CONTROL CHANGE." A "Control Change" is the sale of substantially all Company's assets to, or acquisition of a majority of Company's voting stock or entry into a voting or common control agreement covering a majority of the company's voting stock by, an entity (or a set of entities under effective common control) in which those controlling the acquiring entity or entities are not the same as those who have majority ownership and effective control of Company before the sale or acquisition.

     4.2 "CONTROL CHANGE WINDOW." The Control Change Window begins sixty days before the LOI Date, and ends one year after the date of closing of the control change.

     4.3 "LOI DATE." The "LOI Date" is the date a letter of intent, term sheet, or other similar document is first executed by the Company or one or more of its Shareholders and by anyone acting on behalf of an entity (or collection of entities under common control) who acquires substantially all the Company's assets or majority control of the Company's stock, that evidences an agreement in principle to pursue a course of action that is intended to result in a Control Change.

     4.4 ACCELERATION OF OPTIONS ON CONTROL CHANGE. Company shall accelerate the exercise date of all stock options held by Executive so that they become fully exercisable upon a Control Change.

     4.5 TERMINATION DURING CONTROL CHANGE WINDOW, BEFORE CONTROL CHANGE. If Executive is terminated without cause before a Control Change occurs, the vesting and expiration date for all options beyond those that would have vested during the Severance Period (called the "Future Options" here) is modified as of the Executive's employment termination date, as follows. As of the employment termination date, the vesting condition is changed, so that the Future Options will become vested upon a Control Change. The expiration date of the Future Options is changed, so that they expire either: 1) Sixty days following the termination date, if the employment termination does not occur during a Control Change Window; or 2) ninety days following a Control Change, if the employment termination occurs during a Control Change Window.

     4.5 TERMINATION DURING CONTROL CHANGE WINDOW. If Executive is terminated without cause before a Control Change takes place, but within a Control Change Window, then Company shall accelerate the exercise date of all Executive's options, both those that would have become vested during the Severance Period ("Severance Options") and those that would have

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become vested after the Severance Period ("Future Options"), so that all become fully exercisable immediately prior to the termination date. If as of the employment termination date, it is not yet known whether a Control Change will occur, Company may accelerate or not accelerate the exercise date of all Executive's Future Options, at its choice.

          4.5.1 Usual Effect of Non-Acceleration. If the Company elects not to accelerate Future Options as of the employment termination date, then the vesting and expiration dates for all Future Options is modified as follows. As of the employment termination date, the vesting conditions are changed, so that the Future Options will become vested upon a Control Change. The expiration date of the Future Options is changed, so that they expire either: 1) Sixty days following the termination date, if the employment termination does not occur during a Control Change Window; or 2) ninety days following a Control Change, if the employment termination occurs during a Control Change Window.

          4.5.2 SPECIAL EFFECT OF NON-ACCELERATION IN PURCHASE TRANSACTIONS. If the Company elects not to accelerate the Future Options, and it later becomes apparent that the termination was within a Control Change Window with respect to a transaction that cannot be accounted for through pooling accounting for reasons independent of any employment agreement issued by the Company, then on the date the transaction embodying the Control Change closes, the Company shall pay Executive the in-the-money value of all options held by Executive on the termination date and not subsequently exercised. That value shall be measured as of the date of closing of the Control Change or as of the date of employment termination, whichever value is greater.

          4.5.3 COMPUTATION OF IN-THE-MONEY VALUE. The "in-the-money value" means, with respect to each share of stock represented by the options, the difference between the exercise price for that option and the fair market value as of the measurement date. For purposes of this calculation, options as to which there is no in-the-money value, or as to which the in-the-money value is negative, shall not be included in the calculation of the amount due.

5.   CONFIDENTIALITY.

     5.1 CONFIDENTIALITY. Executive will keep Company's data confidential. In doing so, Executive will not disclose Company's data directly or indirectly to any person, other than an employee of Company or a person to whom disclosure is reasonably necessary or appropriate to further Company's business, either during or after Executive's employment.

     5.2 COMPANY DATA. Company's data consists of any trade secret or proprietary or confidential information of Company or of any Company affiliate. Company data includes, but is not limited to, records, files, memoranda, reports, price lists, software, customer lists, personnel information, designs and inventions whether or not patentable or copyrightable, drawings, sketches, documents, equipment, know-how and negative know-how, and the like relating to Company's business which Executive uses, prepares, or comes in contact with during the course of his work for Company. Any information known generally to the public or any information of a type not otherwise generally considered confidential by persons engaged in the same business will not be treated as confidential.


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     5.3  THIRD PARTY DATA.  Executive will also keep third party data confidential as required by Company obligations to the third party, for at least as long as is required for Company data, but longer if required by any agreement Company enters into with the third party.

     5.4 RETURN ON TERMINATION. Executive will return all Company data and third party data held by Executive, on termination of Executive's employment or upon any earlier request.

6.   INVENTIONS.

     6.1 DEFINITIONS. "Inventions" means new ideas, improvements, or discoveries, whether or not patentable or copyrightable, as well as other newly discovered or newly applied information or concepts. An Invention is a "Covered Invention" if it relates to Company's actual or anticipated business; or was developed in any part using Company resources (time, supplies, facilities, or data); or if it results from or is suggested by a task assigned to, or work performed for Company by, Executive. As used in this Section 6, "Company" includes Company's sister corporations or subsidiaries and Company's clients, consultants, and contractors.

     6.2 ASSIGNMENT. All Executive's right, title and interest to any Covered Inventions that Executive makes or conceives while employed by Company, belong to Company. This Agreement operates as a prospective assignment of all those rights to Company.

     6.3 OBLIGATION SURVIVES. The provisions of this Section 6 shall survive termination of this Agreement.


7.   OTHER MATTERS.

     7.1 NOTICE. Notice to Executive shall be sent to Executive's most recent address shown in Company's personnel records. Notice to Company shall be sent to Company's headquarters address, marked attention: Chief Financial Officer. Either party may change its address by Notice. Notice shall be effective when the person to whom it is sent actually gets it, if sent by any method that leaves a paper or electronic record in the hands of the recipient. If sent certified or registered mail, postage prepaid, return receipt requested, to the proper address this section defines, notice shall be considered effective whether or not actually received on the date the return receipt shows the notice was accepted, refused, or returned undeliverable.

     7.2 SEVERABILITY. Each clause of this agreement is severable. If any clause is ruled void or unenforceable, the balance of the agreement shall nonetheless remain in effect.

     7.3 NON-WAIVER. A waiver of one or more breaches of any clause of this agreement shall not act to waive any other breach, whether of the same or different clauses.

     7.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns and shall be binding upon and inure to the benefit of Executive, and Executive's administrators, executors, legatees, and heirs. This Agreement shall not be assigned by Executive.


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     7.5  GOVERNING LAW.  This agreement is entered in, and is governed by, the laws of the state of Oregon.

     7.6 JURISDICTION, SERVICE, INJUNCTIVE RELIEF. Jurisdiction over disputes arising under this Agreement rests exclusively in the state or federal courts located in Multnomah County, Oregon, and each party consents to that jurisdiction. Each party consents to service of process through the method prescribed for notice. As violation of the non-competition or non-solicitation obligations of this agreement, or those related to rights in intellectual property, would result in damage to Company that could not be cured by an award of money alone, Company shall be entitled to injunctive relief in cases where a violation of those obligations is shown.

     7.7 ATTORNEYS' FEES. The prevailing party in any suit, action, arbitration, or appeal filed or held concerning this agreement shall be entitled to reasonable attorneys' fees and the actual, reasonably necessary costs of the proceeding, as determined by the court.

     7.8 INTEGRATION. This agreement supersedes all prior employment agreements between the parties, written or oral, provided that the parties preserve to the Executive the commitments made by IMS in Executive's employment agreement dated May 10, 1995, with respect to the Executive's stock options for stock of Cadence Design Systems, Inc. This agreement may be modified only in writing signed by the original parties hereto, or by their successors or superiors in office.

KEITH L. BARNES                            INTEGRATED MEASUREMENT SYSTEMS, INC.

Sign:                                      By:
     -----------------------------------      ---------------------------------
Date:                                      Print
     -----------------------------------         ------------------------------
                                           Title:
                                                 ------------------------------
                                           Date:
                                                -------------------------------


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                        Exhibit A to Employment Agreement

                            Compensation Package for
                                 KEITH L. BARNES
                                      as of
                                 March 15, 1996


1.   POSITION: President and Chief Executive Officer

2.   ANNUAL SALARY: $200,000

3.   BONUS:    $100,000

4.   SEVERANCE PERIOD:   24 months

5.   OTHER BENEFITS:     $6,000 per year car allowance; $4,000 per year club
                         dues allowance. If Company reassigns Executive, changes his title, or reduces Executive's compensation without Executive's consent, or directs him to report other than directly to the Board of Directors actually in charge of the Company without Executive's consent, Executive may, at the Executive's option, decline to accept the change in title or the new assignment or reduction in salary or indirect reporting, and elect instead to treat the reassignment as effective termination by Company, without cause.


KEITH L. BARNES                              INTEGRATED MEASUREMENT  SYSTEMS

By:                                     By:
    ---------------------------------       ---------------------------------
Print                                   Print
     --------------------------------        --------------------------------
Title:                                  Title:
       ------------------------------          ------------------------------
Date:                                   Date:
      -------------------------------         -------------------------------


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